PetIQ, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

Reports Fourth Quarter 2020 Net Sales of $164.2 Million; Full Year 2020 Net Sales of $780.1 Million

EAGLE, Idaho - February 25, 2021 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and twelve months ended December 31, 2020.

“We’re pleased with our strong finish to 2020. Our financial results were better than we expected for the fourth quarter, driven by robust growth in our Products segment, solid consolidated gross margin expansion and an improvement in our Services segment from the third quarter of 2020, even as we continued to experience clinic and wellness center temporary closures due to absenteeism from COVID-19 illnesses,” commented Cord Christensen, PetIQ’s Chairman & Chief Executive Officer. “The financial strength that our Products segment provides to our broader business is an important component of the resilient nature of PetIQ. We believe the three strategic acquisitions we have completed in the last three years have been highly complementary and position us well to further extend our ability to connect with more pet parents and their pets. Looking ahead, we’ve had a strong start to 2021 and expect our diversified business model will enable us to emerge from this period of disruption in an even stronger position with broader capabilities to bring convenient and affordable pet health and wellness products and services to pet parents in the formats that best fit their lives.”

Fourth Quarter 2020 Highlights Compared to Prior Year Period

●	Net sales of $164.2 million compared to $154.3 million, an increase of 6.4%
●	Product segment net sales of $145.1 million compared to $134.9 million, an increase of 7.5%
●	Product adjusted EBITDA increased 44.8% to $24.8 million, representing an adjusted EBITDA margin of 17.1%, an increase of 440 basis points
●	Services Segment net revenues of $19.2 million compared to $19.4 million, a decrease of 1.5%, reflecting a continuation of absenteeism related to COVID-19 illness, resulting in temporary clinic closures of 12% to 16% week-to-week
●	Service segment net revenues increased nearly 60% compared to the third quarter of 2020
●	19 new wellness center openings in the fourth quarter of 2020, in-line with the Company’s stated objective of 126 wellness centers in operation at the end of 2020
●	Net loss of $11.9 million compared to net loss of $13.8 million, primarily due to $5.1 million in additional interest, depreciation, and amortization expense related to the Capstar® acquisition
●	Adjusted net loss of $2.5 million compared to adjusted net loss of $0.03 million, driven by the previously mentioned interest and depreciation and amortization
●	Adjusted EBITDA of $13.0 million compared to $9.7 million, an increase of 33.9%

Full Year 2020 Highlights Compared to Prior Year

●	Net sales of $780.1 million compared to $709.4 million, an increase of 10.0%
●	Product segment net sales of $725.7 million, an increase of 17.6%
●	Product adjusted EBITDA increased 59.4% to $117.2 million, representing an adjusted EBITDA margin of 16.1%, an increase of 420 basis points
●	Services Segment net revenues of $54.3 million compared to $92.3 million, a decrease of 41.1%

●	Net loss of $81.0 million compared to a net loss of $14.3 million, primarily due to incremental expenses related to the Capstar® acquisition and a $52.2 million non-cash tax expense, driven by a valuation allowance of the Company’s deferred tax assets
●	Adjusted net income of $16.6 million compared to adjusted net income of $31.0 million
●	Adjusted EBITDA of $67.8 million compared to $60.7 million, an increase of 11.7%
●	As of December 31, 2020, the Company has total liquidity of approximately $128.5 million, and an additional $15 million available via an accordion feature of the credit agreement for total liquidity of $143.5 million
●	Completed the acquisition of the Capstar® portfolio of products on July 31, 2020 which the Company continues to expect to add greater than $20 million of incremental EBITDA contribution in full year 2021
●	All of the Company’s community clinics and wellness centers have re-opened in-line with the Company’s stated objective and finished 2020 with 126 wellness centers in operation

Fourth Quarter 2020 Financial Results

Net sales increased 6.4% to $164.2 million for the fourth quarter of 2020, compared to $154.3 million for the same period in the prior year. Fourth quarter net sales were approximately $20 million better than management expected due to a return to normalized inventory levels at the Company’s customers and a return to prior sell-through growth rates. Product segment sales were $145.1 million and Services segment revenues were $19.2 million in the fourth quarter of 2020. Management estimates that the Services segment would have contributed approximately an additional $5.6 million of additional net revenue if existing Services locations had remained open and performed at budget in the fourth quarter.

Fourth quarter 2020 gross profit was $28.6 million, an increase of 39.7% compared to $20.5 million in the prior year period. Gross margin increased 415 basis points to 17.4% from 13.3% in the prior year period. Adjusted gross profit was $32.3 million compared to $26.8 million in the prior year period, which reflects the growth in sales of manufactured items such as Capstar. Adjusted gross margin increased 240 basis points to 20.0% for the fourth quarter 2020 compared to 17.6% in the prior year period. Management estimates that the Services segment would have contributed an additional 264 basis points to Services segment gross margin in the fourth quarter of 2020 if Services locations had remained open and performed at budget in the fourth quarter.

Net loss was $11.9 million for the fourth quarter of 2020 compared to a net loss of $13.8 million in the prior year period. The fourth quarter of 2020 net loss was primarily due to $5.1 million in additional interest, depreciation, and amortization expense related to the Capstar® acquisition and costs to open the new wellness centers. Adjusted net loss was $2.5 million compared to adjusted net loss of $0.03 million in the prior year period driven by the previously mentioned interest and depreciation and amortization.

Fourth quarter adjusted EBITDA of $13.0 million compared to $9.7 million in the prior year period. Adjusted EBITDA was $4.0 million better than management expected due to the higher than expected net sales for the quarter and the gross margin contributed from the higher sales. Adjusted EBITDA margin increased 163 basis points to 7.9% compared to 6.3% in the prior year period.

Adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted net income, adjusted net loss, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition and the Capstar® Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products:

For the fourth quarter of 2020, Product segment net sales increased 7.5% to $145.1 million. Product adjusted EBITDA increased 44.8% to $24.8 million. Products segment net sales and adjusted EBITDA benefited from additional sales of all products, including a full quarter of sales and margin contribution from Capstar® and velocity increases in distributed product. This compares to Product segment sales and adjusted EBITDA of $134.9 million and $17.1 million, respectively, for the fourth quarter of 2019.

Full year 2020 Product segment net sales increased 17.6% to $725.7 million and Product adjusted EBITDA increased 59.4% to $117.2 million.

Services:

For the fourth quarter of 2020, Services segment net revenues were $19.2 million compared to $19.4 million in the same period last year. Service segment net revenues increased 60% compared to the third quarter of 2020. Services segment adjusted EBITDA of $0.5 million compared to $1.9 million in the fourth quarter of 2019. Services segment adjusted EBITDA increased 129% compared to the third quarter of 2020. Management estimates that the Services segment would have contributed an additional $5.6 million of net revenue and $0.7 million of adjusted EBITDA if existing Services locations had remained open and performed at budget in during the fourth quarter of 2020.

Full year 2020 Services segment net revenues and adjusted EBITDA were $54.3 million and $3.4 million, respectively. Management estimates that the Services segment would have contributed an additional $80.3 million of net revenue and $16.3 million of adjusted EBITDA if existing Services locations had remained open and performed at budget for the full year ended December 31, 2020.

Cash Flow and Balance Sheet

As of December 31, 2020, the Company had cash and cash equivalents of $33.5 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt issued in May of 2020, was $355.9 million as of December 31, 2020. The Company had total liquidity of approximately $128.5 million, and an additional $15 million available via an accordion feature of the credit agreement for a total of $143.5 million.

Working capital increased to $141.2 million as of December 31, 2020 compared to the prior year, primarily as a result of $123 million in net proceeds from the convertible note offering, as well as positive operating cash flows excluding working capital changes, partially offset by cash used to purchase Capstar®.

Outlook

The Company expects to open 130 to 170 new wellness centers in 2021. While the Company’s outlook remains suspended due to the uncertainty from potential COVID-19 related impacts to its business, consistent with management commentary on its third quarter 2020 earnings conference call, it continues to maintain an internal budget of approximately $950 million in net sales and over $100 million in adjusted EBITDA, with the only significant variable to this plan, being absenteeism affecting the Company’s Services segment results. For the Products segment, the Company has strong visibility to another year of solid sales growth and Adjusted EBITDA margin expansion. The Company will continue to monitor its rate of Services segment absenteeism as the year progresses. As the Company’s Services segment reaches a steadier state with lower or minimal rates of absenteeism, it will then be in a better position to provide formal annual guidance.

The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 800-916-9049 and international listeners may dial 415-226-5355.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through March 11, 2021. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 21991574.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry;

reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted net loss (income), adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net income (loss) consists of net loss adjusted for tax expense, acquisition expenses, COVID-19 related costs, integration costs and costs of discontinued clinics, new clinic launch expense, SKU rationalization expenses, fair value adjustment of contingent note, purchase accounting adjustments to inventory, non same-store revenue, non same-store costs, litigation costs, COVID-19 related costs, and stock-based compensation expense. Adjusted net income (loss) is utilized by management: to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for COVID-19 related costs, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, purchase accounting adjustments to inventory, and SKU rationalization costs. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted G&A consists of G&A adjusted for acquisition expense, stock compensation expense, non-same store G&A, integrations expense, clinic launch expense, litigation expense and COVID-19 related losses.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income (loss), adjusted gross profit, adjusted gross margin, adjusted general and administrative expenses (Adjusted G&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net (loss) income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net (loss) income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net (loss) income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net (loss) income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net (loss) income, adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	December 31, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$33,456	$27,272
Accounts receivable, net	102,755	71,377
Inventories	97,773	79,703
Other current assets	8,312	7,071
Total current assets	242,296	185,423
Property, plant and equipment, net	63,146	52,525
Operating lease right of use assets	20,122	20,785
Deferred tax assets	—	59,780
Other non-current assets	1,870	3,214
Intangible assets, net	213,000	119,956
Goodwill	231,158	231,045
Total assets	$771,592	$672,728
Liabilities and equity
Current liabilities
Accounts payable	$68,131	$51,538
Accrued wages payable	10,540	9,082
Accrued interest payable	903	83
Other accrued expenses	8,815	3,871
Current portion of operating leases	4,915	4,619
Current portion of long-term debt and finance leases	7,794	3,821
Total current liabilities	101,098	73,014
Operating leases, less current installments	15,789	16,580
Long-term debt, less current installments	355,948	251,376
Finance leases, less current installments	3,338	3,331
Other non-current liabilities	1,397	117
Total non-current liabilities	376,472	271,404
Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	356,442	300,120
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 25,711 and 23,554 shares issued and outstanding, respectively	26	23
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 3,040 and 4,752 shares issued and outstanding, respectively	3	5
Accumulated deficit	(93,377)	(15,903)
Accumulated other comprehensive loss	(686)	(1,131)
Total stockholders' equity	262,408	283,114
Non-controlling interest	31,614	45,196
Total equity	294,022	328,310
Total liabilities and equity	$771,592	$672,728

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Product sales	$145,055	$134,894	$725,705	$617,118
Services revenue	19,153	19,442	54,346	92,313
Total net sales	164,208	154,336	780,051	709,431
Cost of products sold	115,306	113,283	584,401	530,031
Cost of services	20,320	20,591	60,462	72,017
Total cost of sales	135,626	133,874	644,863	602,048
Gross profit	28,582	20,462	135,188	107,383
Operating expenses
General and administrative expenses	32,631	28,867	138,375	103,200
Contingent note revaluations gain	—	4,230	—	7,320
Operating loss	(4,049)	(12,635)	(3,187)	(3,137)
Interest expense, net	(7,799)	(4,574)	(26,299)	(14,495)
Foreign currency loss, net	235	(78)	109	(151)
Other income, net	(131)	163	571	172
Total other expense, net	(7,695)	(4,489)	(25,619)	(14,474)
Pretax net loss	(11,744)	(17,124)	(28,806)	(17,611)
Income tax (expense) benefit	(156)	3,386	(52,216)	3,309
Net loss	(11,900)	(13,738)	(81,022)	(14,302)
Net loss attributable to non-controlling interest	(1,481)	(2,761)	(3,548)	(2,849)
Net loss attributable to PetIQ, Inc.	$(10,419)	$(10,977)	$(77,474)	$(11,453)
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.41)	$(0.47)	$(3.15)	$(0.51)
Diluted	$(0.41)	$(0.47)	$(3.15)	$(0.51)
Weighted Average shares of Class A common stock outstanding
Basic	25,413	23,436	24,629	22,652
Diluted	25,413	23,436	24,629	22,652

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(81,022)	$(14,302)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	30,975	16,509
Termination of supply agreement	7,801	—
Gain on disposition of property, plant, and equipment	(238)	(189)
Stock based compensation expense	9,170	7,355
Deferred tax adjustment	51,511	(3,458)
Contingent note revaluation	—	7,320
Other non-cash activity	164	405
Changes in assets and liabilities
Accounts receivable	(31,652)	(14,123)
Inventories	(17,846)	30,448
Other assets	556	(1,619)
Accounts payable	17,435	(7,595)
Accrued wages payable	1,424	2,800
Other accrued expenses	7,121	(2,718)
Net cash (used in) provided by operating activities	(4,601)	20,833
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	442	340
Purchase of property, plant, and equipment	(22,392)	(10,276)
Purchase of Capstar and related intangibles	(96,072)	—
Business acquisitions (net of cash acquired)	—	(185,090)
Net cash used in investing activities	(118,022)	(195,026)
Cash flows from financing activities
Proceeds from issuance of convertible notes - liability component	90,465	—
Proceeds from issuance of convertible notes - equity component	53,285	—
Payment for Capped Call options	(14,821)	—
Proceeds from issuance of long-term debt	837,675	818,387
Principal payments on long-term debt	(838,073)	(676,509)
Payment of financing fees on Convertible Notes	(5,884)	—
Tax distributions to LLC Owners	(47)	(1,686)
Principal payments on finance lease obligations	(1,965)	(1,547)
Payment of deferred financing fees and debt discount	(550)	(5,790)
Tax withholding payments on Restricted Stock Units	(595)	(114)
Exercise of options to purchase class A common stock	9,274	2,318
Net cash provided by financing activities	128,764	135,059
Net change in cash and cash equivalents	6,141	(39,134)
Effect of exchange rate changes on cash and cash equivalents	43	46
Cash and cash equivalents, beginning of period	27,272	66,360
Cash and cash equivalents, end of period	$33,456	$27,272

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the year ended
$'s in 000's	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Services segment sales:
Same-store sales	$16,285	$17,608	$45,359	$84,225
Non same-store sales	2,868	1,834	8,987	8,088
Net services segment sales	19,153	19,442	54,346	92,313
Products segment sales	145,055	134,894	725,705	617,118
Total net sales	164,208	154,336	780,051	709,431

Adjusted EBITDA
Products	24,768	17,093	117,216	73,537
Services	509	1,949	3,387	20,045
Unallocated Corporate	(12,256)	(9,315)	(52,811)	(32,907)
Total Adjusted EBITDA	$13,021	$9,726	$67,792	$60,675

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gross profit	$28,582	$20,462	$135,188	$107,383
Plus:
Purchase accounting adjustment to inventory	—	2,402	—	4,805
Non same-store gross loss	3,535	3,973	11,195	8,802
COVID-19 related costs	225	—	4,403	—
SKU Rationalization	—	—	—	6,482
Adjusted gross profit	$32,342	$26,837	$150,786	$127,472
Adjusted gross margin	20.0%	17.6%	19.6%	18.2%

PetIQ, Inc.

Reconciliation between G&A and adjusted G&A

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
General and Administrative expenses	$32,631	$28,867	$138,375	$103,200
Less:

Acquisition costs	805	722	2,620	6,147
Stock based compensation expense	2,621	2,608	9,170	7,355
Integration costs and costs of discontinued clinics(5)	165	1,480	9,776	3,788
Non same-store general and administrative expenses	377	1,057	2,074	2,663
Clinic launch expenses	1,039	95	3,085	767
Litigation expenses	283	529	1,006	529
COVID-19 related costs(6)	218	—	6,476	—
Adjusted G&A	$27,123	$22,376	$104,168	$81,951

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss	$(11,900)	$(13,738)	$(81,022)	$(14,302)
Plus:
Tax expense (benefit)	156	(3,386)	52,216	(3,309)
Depreciation	3,196	3,551	12,082	9,139
Amortization	4,502	1,630	12,815	5,994
Interest	7,799	4,574	26,299	14,495
EBITDA	$3,753	$(7,369)	$22,390	$12,017
Acquisition costs(1)	805	722	2,620	6,147
SKU Rationalization(2)	—	—	—	6,482
Stock based compensation expense	2,621	2,608	9,170	7,355
Purchase accounting adjustment to inventory	—	2,402	—	4,805
Non same-store revenue(3)	(2,868)	(1,834)	(8,987)	(8,088)
Non same-store costs(3)	6,780	6,863	22,256	19,553
Fair value adjustment of contingent note(4)	—	4,230	—	7,320
Integration costs and costs of discontinued clinics(5)	165	1,480	9,776	3,788
Clinic launch expenses(6)	1,039	95	3,085	767
Litigation expenses	283	529	1,006	529
COVID-19 related costs(7)	443	—	6,476	—
Adjusted EBITDA	$13,021	$9,726	$67,792	$60,675
Adjusted EBITDA Margin	7.9%	6.3%	8.7%	8.6%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(5)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(6)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(7)	Costs related to maintaining service segment infrastructure, staffing, and overhead related to clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Reconciliation between net loss and adjusted net (loss) income

(Unaudited, in 000’s)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss	$(11,900)	$(13,738)	$(81,022)	$(14,302)
Plus:
Tax expense (benefit)	156	(3,386)	52,216	(3,309)
Acquisition costs(1)	805	722	2,620	6,147
Integration costs and costs of discontinued clinics(2)	165	1,480	9,776	3,788
SKU rationalization(3)	—	—	—	6,482
Purchase accounting adjustment to inventory	—	2,402	—	4,805
Stock based compensation expense	2,621	2,608	9,170	7,355
Fair value adjustment of contingent note(4)	—	4,230	—	7,320
Non same-store revenue(5)	(2,868)	(1,834)	(8,987)	(8,088)
Non same-store costs(5)	6,780	6,863	22,256	19,553
Clinic launch expenses(6)	1,039	95	3,085	767
Litigation expenses	283	529	1,006	529
COVID-19 related costs(7)	443	—	6,476	—
Adjusted Net (loss) income	$(2,476)	$(29)	$16,596	$31,047

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions

(2)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(3)	SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.
(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(5)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(6)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(7)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.